Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO.
COMPLETES ACQUISITION OF EARLE M. JORGENSEN COMPANY
     Los Angeles, CA — April 3, 2006 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has completed the previously announced acquisition of Earle M. Jorgensen Company (NYSE:JOR) (“EMJ”). The transaction was valued at approximately $984 million, including the assumption of EMJ’s net debt, with a per share consideration of $14.21 based on the average closing price of Reliance common stock for the 20-day period ending on the second trading day prior to the closing of $86.43. Reliance paid $6.50 in cash and 0.0892 of a share of Reliance common stock for each share of EMJ common stock outstanding. The per share value is above Reliance’s $13.00 per share offer price because the average closing price of Reliance common stock for the 20-day period ending on the second trading day prior to closing exceeded the upper limit of the collar on the stock portion of the consideration.
     Based on the closing price of Reliance’s common stock on March 31, 2006 of $93.92 per share, this would result in a value to EMJ stockholders who exchange their shares of $14.88 per share of EMJ common stock on that date.
     The acquisition will be immediately accretive to Reliance. The combined companies have more than 150 locations in 35 states and Belgium, Canada, China and South Korea with total assets of approximately $3 billion and annual revenues of more than $5 billion. EMJ will operate as a wholly owned subsidiary of Reliance.
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     David H. Hannah, Chief Executive Officer of Reliance, said, “The EMJ acquisition will significantly broaden and strengthen our product offerings and will meaningfully expand our existing geographic network. This is our largest acquisition to-date and our first acquisition of a public company. We look forward to the opportunities we see for future growth and success as our companies join forces.”
     At closing, Reliance issued approximately 4.5 million shares of Reliance common stock valued at about $387 million based on the Reliance 20-day average closing price. The cash portion of approximately $387 million, which includes the cash out of certain EMJ options and estimated transaction costs, was financed under Reliance’s $600 million syndicated credit facility. Upon closing of the acquisition, Reliance’s syndicated credit facility was increased to $700 million. The credit facility and private placement notes of Reliance were amended in February of 2006 to allow for EMJ’s senior secured indentures of $250 million, which were assumed by Reliance, in addition to $2.9 million of EMJ’s other existing debt.
Timing & Transition
     On March 31, 2006, EMJ’s stockholders approved Reliance’s acquisition of EMJ. There are no changes to Reliance’s senior management or Board of Directors. The Chief Executive Officer of EMJ, Sandy Nelson, retired as of April 3, 2006 and was replaced by R. Neil McCaffery, President and Chief Operating Officer of EMJ. Mr. Nelson will continue to act as a consultant to EMJ and Reliance during a post-closing transition period. UBS Investment Bank acted as a financial advisor to Reliance, and Credit Suisse Securities (USA) LLC as a financial advisor to EMJ.
EMJ
     EMJ, headquartered in Lynwood, California, is one of the largest distributors of metal products in North America with 40 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.
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RELIANCE
     Reliance, headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 100 locations in 32 states and Belgium, China and South Korea, Reliance provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold- finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries. Reliance’s press releases and additional information are available on the Company’s web site at www.rsac.com. Reliance was named to the 2006 Forbes Platinum 400 List of America’s Best Big Companies.
FORWARD-LOOKING STATEMENTS
     This release may contain forward- looking statements, as defined that are subject to risks, uncertainties and other factors, such as the actions of third parties that are not within our control, cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, and competition in the metals service center industry. Actual events or results may differ materially from expectations due to these risks, uncertainties and other factors. These factors and additional information are included in Reliance and Jorgensen’s filings with the Securities and Exchange Commission.
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